                         SEVERANCE AGREEMENT AND RELEASE


         THIS SEVERANCE AGREEMENT AND RELEASE (the "Agreement") made and entered into by and between CATHERINE A. DUDA (the "Executive") and CT COMMUNICATIONS, INC. (the "Company"), a corporation organized under the laws of the State of North Carolina (collectively defined and referred to as the "Parties");

                                   WITNESSETH:

         WHEREAS, Executive is currently employed by the Company as a Senior Vice President at the Company's Concord, North Carolina offices;

         WHEREAS, Executive's last day of employment with the Company shall be December 31, 2000;

         WHEREAS, the Parties desire to enter into this Agreement to conclude their employment relationship and resolve all matters by and among them, including but not limited to, any matters relating to Executive's employment relationship with and separation from the Company;

         NOW, THEREFORE, in exchange for the premises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:

         1. SEPARATION FROM EMPLOYMENT. The Parties agree that Executive's last day of employment with the Company shall be December 31, 2000, it being expressly understood that this Agreement is and will be enforceable and the Company will be in compliance with this provision 1 provided Executive is paid her regular salary and benefits through December 31, 2000, whether or not she actually performs any services for the Company during that period. The Parties further agree that prior to Executive's separation from employment on December 31, 2000, Executive will reasonably cooperate with the Company in the transition of her position responsibilities on an as-needed basis. Moreover, the Parties also agree that during the period January 1, 2001 through March 31, 2001, Executive agrees to consult with the Company on a limited, as-needed basis concerning post-transition issues that may arise with respect to subject matters that are within the current scope of her job duties and responsibilities.

         Except for Executive's opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA after December 31, 2000, Executive's rights to her regular benefits shall cease effective December 31, 2000, except that Executive shall not forfeit any bonus pay as set forth in provision 5.a. below, vested 1998-2000 Long Term Incentive Plan benefits for the period through December 31, 2000, or vested 401K benefits. The Parties further acknowledge and agree that except for the confidentiality, non-compete, return of documents and other post-employment obligations of Executive under the Change in Control Agreement signed by Executive on October 1, 1997 (the "Change in Control Agreement"), which obligations shall continue to remain in full force and effect, the Change in Control Agreement shall be terminated, effective December 31, 2000.

         2. NATURE OF SEPARATION. The Parties agree that the end of the employment relationship between the Parties shall be treated as a voluntary resignation by Executive in the personnel records of the Company.

         3. VACATION PAY. Regardless of whether Executive signs this Agreement, Executive is entitled to receive payment for all then remaining earned but unused vacation days, if any, as of December 31, 2000, payable by the Company to Executive in a lump sum amount on or before the next available payday following December 31, 2000, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA. The Company will report the vacation payment as W-2 income for the applicable tax year in which it is received. Executive also will not accrue and will not be entitled to receive any additional vacation during any period that she is receiving severance payments under this Agreement.

         4. EXPENSE REIMBURSEMENT. Regardless of whether Executive signs this Agreement, the Parties agree that the total expense reimbursements due Executive for reasonable and authorized expenses incurred by her during her employment with the Company through December 31, 2000 but not yet reimbursed to her, shall be payable by the Company to Executive on the next available payday following December 31, 2000 and the submission of appropriate receipts and other reimbursement information from Executive to the Company concerning the same, whichever is later.

         5. SEVERANCE PAYMENTS AND BENEFITS.

                  a. BONUS PAY AND OPTIONS/RESTRICTED STOCK. Regardless of whether Executive signs this Agreement, the Company agrees to buy back, and Executive agrees to sell, the outstanding, non-lapsed restricted shares granted to Executive by the Company on March 1, 1997 (125 shares, 10 year restriction) and February 27, 1998 (54 shares, 4 year restriction) in accordance with such applicable grant terms at a cost of $13,375.00 and $7,036.74, respectively, which equals such shares' prior value/price at their respective time of issuance. The Company also agrees that regardless of whether Executive signs this Agreement, the restricted period for the outstanding, non-lapsed restricted shares granted to Executive by the Company on February 18, 2000 (394 and 789 shares, 1 year restriction) shall


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

         be lifted and such restricted shares shall be deemed vested, effective December 31, 2000.

                  In addition, despite Executive's separation from employment effective December 31, 2000 in exchange for the release set forth in provision 7 below and the other terms and conditions of this Agreement, following the Effective Date of this Agreement (as defined in provision 14 below), and provided all conditions of this Agreement are met by Executive, Executive shall receive payment for: (i) her 2000 Annual Incentive Program Bonus for the period through December 31, 2000; and
         (ii) the vested portion of her bonus and other compensation under the Company's 1998-2000 Long Term Incentive Plan ("LTIP") for the period through December 31, 2000.

                  The Company further agrees that in exchange for the release set forth in provision 7 below and the other terms and conditions of this Agreement, following the Effective Date of this Agreement, and provided all conditions of this Agreement are met by Executive:

                           (1) The vesting schedule for the outstanding,
                  non-lapsed stock options previously granted to Executive by the Company that were originally scheduled to vest in 2001 in accordance with such applicable grant terms (i.e., 2,398 option shares granted February 22, 1999 to originally vest February 22, 2001 , 328 option shares granted February 28, 1998 to originally vest February 28, 2001, 995 option shares granted March 1, 1997 to originally vest March 1, 2001, and 2,392 option shares granted February 18, 2000 to originally vest March 1, 2001) shall be accelerated, and such options shall be deemed vested, effective December 31, 2000, and those options may be exercised thereafter in accordance with the applicable stock option agreements for the same; and

                           (2) The restrictive period for the outstanding,
                  non-lapsed restricted shares granted to Executive by the Company on January 10, 1996 (32 shares, 10 year restriction) and March 1, 1997 (109 shares, 4 year restriction) shall be lifted and such restricted shares shall be deemed vested, effective December 31, 2000.

                  Executive and the Company acknowledge and agree that nothing in this Agreement shall alter or in any way affect the vesting schedule for the outstanding, non-lapsed stock options previously granted to Executive by the Company that were originally scheduled to vest in 2002 and 2003 in accordance with such applicable grant terms, which options shall not vest and shall lapse upon Executive's separation from the Company, effective December 31, 2000. Executive further acknowledges and agrees that as set forth in Executive's Company stock option plan documents, if she desires,

         Executive will be required to exercise all outstanding, non-lapsed vested stock options with the Company within ninety (90) days following her separation from employment with the Company, effective December 31, 2000.

                  Executive's bonus amounts shall be paid less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA, payable to Executive pursuant to the terms of each such plan at the same time and in the same manner as all other 2000 Annual Incentive Program Bonus and 1998-2000 LTIP payments are made by the Company to employees, if any. In addition, a schedule listing the outstanding, non-lapsed stock options and outstanding, non-lapsed restricted shares granted to Executive under any Company stock option agreement, the Company's 2000 Annual Incentive Program Bonus and the LTIP prior to December 31, 2000 is attached as Exhibit A.

                  b. SEVERANCE PAY. Following the Effective Date of this Agreement (as defined in provision 14 below), and provided all conditions of this Agreement are met by Executive, the Company shall pay salary continuation to Executive for a ninety (90) day period from January 1, 2001 through March 31, 2001 based on Executive's current base salary rate of $13,166.67 per month. The Company further agrees that in the event that Executive has not accepted or begun work as an employee, consultant, independent contractor or otherwise with another company, entity or person, has not started her own business/company, or has not become self-employed by March 31 , 2001, the Company shall pay salary continuation to Executive beginning on April 1, 2001 for an additional six (6) month period through September 30, 2001 or until Executive accepts -- or begins other work, starts her own business/company or becomes otherwise self-employed, whichever is earlier, based on Executive's current base salary rate of $13,166.67 per month. All payments to Executive pursuant to this provision 5.b. shall be made by the Company at the same time and in the same manner as Executive's prior salary payments, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA. The Parties further agree that the Company will report such severance payments as W-2 income for the applicable tax year in which they are received.

                  As an additional condition precedent to Executive's eligibility to receive the salary continuation payments set forth in this provision 5.b. after March 3 1, 2001, Executive shall be required to provide written confirmation to Vice President, Human Resources Richard Garner, Jr. to be received by Mr. Garner on or before the 5th of each month beginning in April 2001 through September 2001, detailing her then work status and whether Executive has accepted or begun work as an employee, consultant, independent contractor or otherwise with another company, entity or person, has started her own business/company, or has become self-employed following her separation from employment with the Company, effective December 31, 2000. In the event that Executive fails to provide such notice during the periods required or Executive misrepresents or omits her actual work status in such notices, Executive shall forfeit at the time of the breach the right to any additional severance pay under this provision 5.b., and Executive shall be required to refund to the Company and the Company shall be entitled to recover of Executive the amount of severance pay already paid to or on behalf of Executive by the Company under this Agreement for the period following the date of Executive's breach by failure to provide timely notice or misrepresentation or omission of her work status. Moreover, Executive agrees that in the event of any such breach, the Company shall be entitled to costs and reasonable attorneys' fees incurred relating to any proceeding to enforce or collect a refund of the amounts set forth in this provision 5.b.

                  c. COMPUTER. Following the Effective Date of this Agreement (as defined in provision 14 below), and provided all conditions of this Agreement are met by Executive, the Company shall assign to and allow Executive to retain possession of the Company laptop computer currently provided to her. In addition, Executive agrees that following her separation from the Company effective December 31, 2000, she shall be responsible for the cost of all computer and Internet use, long distance, hardware, software, fees, taxes, services and any other expenses associated with her use of such laptop computer.

         6. NO OTHER PAYMENTS OR BENEFITS. As set forth in Executive's Company stock option plan documents, Executive acknowledges that, if she desires, she will be required to exercise all outstanding, vested non-lapsed stock options with the Company within ninety (90) days following her separation from employment with the Company, effective December 31, 2000. In addition, except for the payments described above in this Agreement and Executive's general right to elect certain coverage continuation under COBRA, Executive acknowledges that she is not entitled to any additional wages, pay, payments, bonuses, incentive pay, commissions, compensation, severance pay, consideration or benefits of any kind from the Company, except that Executive shall not forfeit any vested 1998-2000 LTIP or vested 401(k) benefits with the Company.

         7. RELEASE. In exchange for the severance pay, stock option vesting acceleration, restricted share vesting acceleration, and other consideration set forth in provision 5 above, Executive, for herself, her heirs, executors, legal representatives, administrators, successors and assigns, hereby fully releases, discharges and covenants not to sue the Company, its affiliate, subsidiary and parent companies and divisions, as well as such entities' respective officers, directors, trustees, employees, agents, predecessors, successors and assigns (collectively, the "Releasees"), of and from any and all claims, actions, lawsuits, damages, administrative charges, or demands of any kind whatsoever, whenever or wherever they arose, including but not limited to any claims that Executive has, may have or may have had at the time of or prior to her execution of this Agreement arising out of or related to: (a) Executive's entering into this Agreement, (b) Executive's prior employment relationship with the Company,
(c) Executive's separation from employment with the Company, (d) any claims for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent, (e) any claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000(e), et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.ss. 621 et seq.; the Civil Rights Act of 1866, 1870, and 1971, 42 U.S.C.ss. 1981, et seq.; the Civil Rights Act of 1991, Publ. L. No 102-166, 105 Stat. 1071-1100; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss. 1001 et seq.; the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), 29 U.S.C.ss. 1161 et seq; the Americans With Disabilities Act, 42 U.S.C.ss. 12191 et seq; the Family and Medical Leave Act, 29 U.S.C.ss. 2601 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.ss. 2101 et seq.; the United States Constitution and any state constitution; and all applicable rules and regulations under such acts, statutes and constitutions; (f) any claims arising under the common law of any state, including but not limited to, the North Carolina Handicapped Persons Protection Act, N.C.G.S.ss. 168A-l et seq.; the North Carolina Wage and Hour Act, N.C.G.S.ss. 95-25.1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C.G.S.ss. 95-240 et seq.; the North Carolina Workers' Compensation Act, N.C.G.S.ss. 97-1 et seq.; and the North Carolina Equal Employment Practices Act, N.C.G.S.ss. 143-422.2; and (g) all other federal, state and local civil rights acts, regulations, and orders relating to any term, condition, or termination of employment, whether under tort or contract, or under statute or otherwise. Executive further agrees not to file, institute or pursue any lawsuit, claim or administrative action against the Releasees relating to those claims.

         The Parties, however, agree that this release shall not: (i) include any claims relating to the obligations of the Company under this Agreement; (ii) affect Executive's vested and accrued rights as a participant in the Company sponsored 401(k) plan; (iii) affect Executive's right to exercise any conversion rights provided to Executive in the Company's insurance and benefits plans, if any; or (iv) affect any rights or claims that may arise out of events occurring after the date this Agreement is signed. The Parties further expressly understand and agree that this release is and shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.


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

         8. AGREEMENT CONFIDENTIALITY. The Parties agree that the terms of this Agreement, including the amounts of any payments made as outlined in provision 5 above, shall remain confidential. The Parties, however, agree that: (a) the Company may disclose the terms of this Agreement to officers, directors and management level employees of the Company, to professionals representing it, to its insurance agents and carriers, and to affiliates and employees of the same with a need to know or in order to give effect to this Agreement; and (b) Executive may disclose the terms of this Agreement to her spouse, children, accountant or tax return preparer to the extent necessary in preparing her 2000 or 2001 tax returns or to receive relevant tax advice, and attorney in a legally recognized privileged communication, provided that such third parties comply with the confidentiality requirements set forth above. In addition, the Parties agree that they are permitted to disclose the terms of this Agreement to the IRS, the North Carolina Department of Revenue, and other applicable state departments of taxation, if necessary, and as otherwise required by law. The Parties further agree that the Company may also disclose the terms of this Agreement in its proxy statements or other public securities filings as required by law.

         9. ADDITIONAL ONGOING OBLIGATIONS. Executive hereby acknowledges and agrees that all confidentiality, non-compete, return of documents and similar post-employment obligations previously agreed to by the Parties during her employment with the Company, if any, including but not limited to the terms of Sections II and III of her Change in Control Agreement attached as Exhibit B, shall continue to remain in full force and effect. Executive also acknowledges and agrees that any breach by her of those post-employment obligations, including but not limited to the terms of Sections II and III of her Change In Control Agreement, shall be deemed to be a breach by Executive of this Agreement.

         10. COOPERATION. Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company in which, in the reasonable judgment of the Company's counsel, Executive's assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's request in order to fulfill this obligation. Provided, however, that, in connection with such litigation or investigation, the Company shall attempt to accommodate Executive's schedule, shall provide her with reasonable notice in advance of the times in which her cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters.

         11. BREACH. Executive agrees to submit to the jurisdiction of the courts of North Carolina and agrees that, in the event of any breach or threatened breach of provisions 7-10 of this Agreement by Executive, the Company shall be entitled to an


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

injunction. without bond, restraining such breach. In addition, Executive and the Company agree that the prevailing party in any legal action to enforce the terms of this Agreement, including but not limited to provisions 7-10 above, shall be entitled to costs and attorneys' fees relating to any such proceeding, but nothing herein shall be construed as prohibiting the Parties from pursuing other remedies available to them for any breach or threatened breach.

         Moreover, Executive also agrees that if Executive breaches any of provisions 7-10 above, Executive shall be required to refund to the Company and the Company shall be entitled to recover of Executive the amount of severance pay already paid to or on behalf of Executive by the Company under this Agreement at the time of the breach, and Executive shall forfeit at the time of the breach the right to any additional severance pay under the Agreement. In such case, the Parties agree that the release contained in provision 7 and the separation from employment of Executive shall remain valid and enforceable based upon the consideration actually paid. Moreover, Executive agrees that in the event of any such breach, the Company shall be entitled to costs and reasonable attorneys' fees relating to any proceeding to enforce or collect a refund of the amounts set forth in this provision.

         12. ACKNOWLEDGMENT BY EXECUTIVE. The Company specifically advises Executive to consult a lawyer before signing this Agreement concerning the terms of this Agreement and her rights under the Age Discrimination in Employment Act, 29 U.S.C. ss.621 et seq. Executive acknowledges that she has carefully read this Agreement, that she knows and understands the contents of this Agreement, that she has bad ample opportunity to review the terms of this Agreement, that she is under no pressure to execute this Agreement, that she has had the opportunity to consult with a lawyer regarding this Agreement, and that she executes this Agreement of her own free will. Executive further acknowledges that the Company has no prior legal obligation to make the consideration payments and benefits that it has provided in exchange for the agreements, releases and covenants of Executive under this Agreement.

         13. WAITING PERIOD. Executive hereby acknowledges and understands that after receiving this Agreement from the Company, she shall have at least twenty-one (21) days to consider signing this Agreement, and is further aware of her right to consult with an attorney prior to signing this Agreement. If Executive elects not to take twenty-one (21) days to sign this Agreement, Executive acknowledges that the period of time used by her prior to signing this Agreement was ample time to consider and review this Agreement, it being expressly understood that the Company is imposing no requirement or duress on Executive to take less than twenty-one (21) days to consider signing this Agreement. If Executive does not sign this Agreement within twenty-one (21) days of presentation by the Company, she further acknowledges that the Company has the option to withdraw its offer set forth in this Agreement.


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

         14. REVOCATION RIGHTS. Executive acknowledges and understands that she shall have seven (7) days from the date this Agreement is signed by her to revoke this Agreement by advising the Company in writing of the revocation. Any such revocation of this Agreement must be in writing, signed by Executive, and delivered to Mr. Richard Garner, Jr., CT Communications, Inc., Post Office Box 227, Concord, NC 28026. If the Agreement is not revoked within seven (7) days from the signing of this Agreement by Executive, this Agreement shall become effective and enforceable as to all Parties on the eighth day following the signing of this Agreement by all Parties (the "Effective Date"). In addition, if Executive revokes or elects not to sign this Agreement, such revocation or election shall in no way alter or affect Executive's last day of employment with the Company, which shall be December 31, 2000.

         15. SUCCESSORS AND ASSIGNS. This Agreement Shall be binding upon and inure to the benefit of Executive, the Company, and their respective successors, assigns, heirs and personal representatives; provided, that Executive may not assign any of her rights, title or interest in this Agreement. The Parties, however, agree that nothing shall preclude (a) Executive from designating a beneficiary to receive any benefit payable upon Executive's death, or (b) the executors, administrators or other legal representatives of Executive or Executive's estate from assigning any rights hereunder to the person or persons entitled thereunto. Executive further acknowledges and agrees that in the event of the transfer and/or assignment of this Agreement to a successor or assignee of the Company, this Agreement shall remain valid and be fully enforceable by such entity. In addition, in the event that the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity, and such other entity assumes this Agreement, the term "Company" as used herein shall mean such other entity, and the Parties agree that this Agreement shall continue in full force and effect without any further action on the part of either the Company, its successor or assign, or Executive.

         16. NO ADMISSIONS. This Agreement does not constitute any admission by the Company or the Releasees of any violation by them of any contract, agreement, plan, statute, ordinance, constitutional provision or other law, and this Agreement shall in no manner be deemed an admission, finding, or indication for any purpose whatsoever that the Company or the Releasees have at any time, including the present, committed any unlawful acts against Executive or treated her unfairly or improperly in any way. Executive further understands and acknowledges that the Company enters into this Agreement solely to resolve all matters between the Parties in an amicable fashion.

         17. GOVERNING LAW. The Parties agree that this Agreement shall be deemed to be a contract made under, and for all purposes shall be governed by and


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

construed in accordance with, the internal laws and judicial decisions of the State of North Carolina, except as superseded by federal law.

         18. WAIVER OF BREACH. No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any party. No waiver shall be valid unless in writing and signed by the party waiving any particular provision.

         19. COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

         20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter contained in it and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties related to the subject matters hereof. Moreover, this Agreement shall not be modified or amended unless executed in writing by each of the Parties to this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent or restrain in any manner the Company from instituting an action or claim in court, or such other forum as may be appropriate, to enforce the terms of the post-employment confidentiality, non-compete and return of documents obligations of Executive set forth in the Change In Control Agreement or any similar agreement relating to the Company's confidential or proprietary business information or trade secrets, to protect the Company's proprietary or confidential business information or trade secrets, to enforce or protect the Company's patent, copyright, trademark or trade name rights, to redress claims of product disparagement or trade libel, or to protect the Company's reasonable business relations.

         IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.

         Executed and presented for consideration to Executive by the Company, this the ____ day of December, 2000.


                                                 CT COMMUNICATIONS, INC.


                                                 By:  /s/ Richard A. Garner, Jr.
                                                      --------------------------

                                                 Title: Vice President
                                                        ------------------------



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

         Accepted and signed by Executive, this the 24th day of December, 2000.

                                                       EXECUTIVE


                                                       /s/ Catherine A. Duda
                                                       -------------------------
                                                       Catherine A. Duda

Sworn to and subscribed before
me this the __ day of
________, 2000.


______________________________
Notary Public


My Commission Expires:

______________________________





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